Exhibit 99.1

Tenet Releases 2015 Outlook

Previews 2014 Results

Strong Volume Growth Sustained in Quarter Ended Dec. 31, 2014

DALLAS – January 12, 2015 – Tenet Healthcare Corporation (NYSE:THC) released its Outlook for 2015. The company expects its Adjusted EBITDA for 2015 to be in a range of $2.05 billion to $2.15 billion. The company expects its Adjusted EBITDA to be toward the top of its previously issued Outlook range of $1.90 billion to $1.95 billion for 2014.

“I am pleased with Tenet’s strong volume growth in the fourth quarter,” said Trevor Fetter, president and chief executive officer. “We are confident that our strategies will drive continued growth in our hospitals and outpatient facilities and that our Conifer subsidiary will become an even better partner for Tenet and other health systems seeking to improve quality and lower the total cost of care for patients. We look forward to building on the strong performance we achieved throughout 2014.”

Preliminary Fourth Quarter 2014 Volume Metrics

In the fourth quarter, Tenet achieved same-hospital adjusted admissions growth of an estimated 4.8 percent and inpatient admissions growth of 4.0 percent compared to the fourth quarter of 2013. Outpatient visits increased by an estimated 9.5 percent. The company’s robust admissions growth trend included continuing strong growth in commercial admissions, setting another quarterly commercial growth record with the largest increase in same-hospital commercial growth in more than a decade. Paying admissions increased by 6.1 percent in the quarter.

Payer mix in the fourth quarter of 2014 also sustained the strengthening trend established earlier in the year. In the five states that expanded Medicaid eligibility under the Affordable Care Act, Tenet achieved a decline in uninsured plus charity admissions of 2,547 admissions, or 62.4 percent, and an increase in Medicaid admissions of 4,355 admissions, or 20.5 percent. Across the entire company, including those states that did not expand Medicaid, uninsured plus charity admissions declined by 3,109 admissions, or 21.9 percent, in the fourth quarter, while Medicaid admissions increased by 4,555 admissions, or 9.0 percent.

Exchange volumes continued to grow with 3,768 exchange admissions in the fourth quarter, an increase of 373 exchange admissions, or 11.0 percent, as compared to 3,395 same-hospital exchange admissions in the third quarter of 2014.

California Provider Fee Program

In the fourth quarter of 2014, the Centers for Medicare and Medicaid Services approved the California Provider Fee program for the three year period January 1, 2014 through December 31, 2016. As a result, the company will recognize approximately $165 million of total company net revenue from the program in the fourth quarter of 2014 ($150 million of same-hospital revenue) and approximately $170 million in 2015 ($155 million of same-hospital revenue).

2015 Outlook

Based on current market conditions and expectations, for the calendar year 2015 Tenet anticipates:

•	Adjusted EBITDA of $2.05 billion to $2.15 billion

•	Net revenues of $17.4 billion to $17.7 billion,

•	Adjusted earnings per share of $1.32 to $2.40 per share,

•	Adjusted cash flow from operations of $1.150 billion to $1.250 billion,

•	Capital expenditures of $900 million to $1.0 billion,

•	Adjusted free cash flow of $150 million to $350 million.

•	Bad debt ratio of 6.75 to 7.25 percent of revenues,

•	California Provider Fee program net revenues of $170 million, and,

•	A $50 million decline in healthcare information technology incentives.

This expected performance is based on the following assumptions (same-hospital):

•	Admissions growth of 1.5 to 2.5 percent,

•	Adjusted admissions growth of 2.5 to 3.5 percent,

•	Exchange volume growth of 60 to 80 percent,

•	Net revenue per adjusted admission growth of 1.0 to 2.0 percent,

•	Controllable expenses per adjusted admission growth of zero to 1.0 percent.

Webcast Presentation and Q&A Session

Tenet management will discuss the company’s 2015 Outlook and provide a general strategic update at the 33rd Annual J.P. Morgan Healthcare Conference today at 11:00 a.m. (CST). Investors can access the live webcast of this presentation through Tenet’s website at www.tenethealth.com/investors. The Q&A session that follows the presentation at 11:30 a.m. (CST) will also be webcast and available through Tenet’s website. A set of slides which will be referred to in this presentation is available on the investor relations section of the company’s website.

About Tenet Healthcare

Tenet Healthcare Corporation is a national, diversified healthcare services company with more than 105,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, more than 210 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Steven Campanini 469-893-2640 mediarelations@tenethealth.com	Investor Relations Thomas Rice 469-893-6992 investorrelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2013, and in our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Tenet uses its company website to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

Table #1 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for the Year Ending December 31, 2015

(Unaudited)

(Dollars in millions)	2015
	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$130	$245
Less:
Net (income) loss attributable to noncontrolling interests	(120)	(100)
Income (loss) from discontinued operations, net of tax	(5)	0

Income from continuing operations	$255	$345
Income tax expense	(95)	(175)

Income from continuing operations, before income taxes	$350	$520
Interest expense, net	(800)	(770)

Operating income	$1,150	$1,290
Impairment and restructuring charges, acquisition-related and litigation costs (a)	—	—
Depreciation and amortization	(900)	(860)

Adjusted EBITDA	$2,050	$2,150

Net Operating Revenues	$17,400	$17,700

Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	11.8%	12.1%

(a)	Company does not forecast impairment and restructuring charges, acquisition-related and litigation costs

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Income from Continuing Operations

for the Year Ending December 31, 2015

(Unaudited)

(Dollars in millions except per share amounts)	2015
	Low	High
Adjusted EBITDA	$2,050	$2,150
Depreciation and amortization	(900)	(860)
Interest expense, net	(800)	(770)

Normalized income from continuing operations before income taxes	$350	$520
Income tax expense	(95)	(175)

Normalized income from continuing operations	$255	$345
Net (income) attributable to noncontrolling interests	(120)	(100)

Normalized net income attributable to common shareholders	$135	$245

Fully diluted weighted average share outstanding (in millions)	102	102
Normalized fully diluted earnings per share – continuing operations	$1.32	$2.40

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2015

(Unaudited)

(Dollars in millions)	2015
	Low	High
Net cash provided by operating activities	$1,130	$1,240
Less:
Payments for restructuring charges, acquisition-related costs and litigation costs and settlements	—	—
Net cash used in operating activities from discontinued operations	(20)	(10)

Adjusted net cash provided by operating activities – continuing operations	$1,150	$1,250
Purchases of property and equipment – continuing operations	(1,000)	(900)

Adjusted free cash flow – continuing operations	$150	$350